Exhibit 10.2

DATED                             2017

(1) Altitude International Inc

(2) Woodway USA Inc

AMENDED AND RESTATED SOLE DISTRIBUTION AGREEMENT

Clause		Page

	BACKGROUND	1
1	DEFINITIONS & INTERPRETATION	1
2	APPOINTMENT	3
3	DISTRIBUTOR’S UNDERTAKINGS	4
4	SUPPLY OF PRODUCTS	5
5	SUPPLIER’S UNDERTAKINGS	5
6	PRICES & PAYMENT	5
7	VAT,GST AND TAXES	6
8	ADVERTISING & PROMOTION	7
9	COMPLIANCE WITH LAWS & REGULATIONS	7
10	MARKET PRICING & DISTRIBUTOR MARGINS	7
11	OVER-RIDE COMMISSION	8
12	TRADEMARKS	8
13	WARRANTY	10
14	PAYMENT	10
15	PRODUCT LIABILITY & INSURANCE	10
16	DURATION & TERMINATION	11
17	EFFECTS OF TERMINATION	12
18	LIABILITY	12
19	CONFIDENTIALITY & OWNERSHIP OF INFORMATION	13
20	DEVELOPED WORK AND WEB SITE	13
21	FORCE MAJEURE	14
22	ENTIRE AGREEMENT	14
23	AMENDMENTS	14
24	ASSIGNMENT	15
25	FREEDOM TO CONTRACT	15
26	SEVERABILITY	15
27	NOTICES	15
28	THIRD PARTY RIGHTS	15
29	NO PARTNERSHIP OR AGENCY	16
30	COUNTERPARTS	16
31	GOVERNING LAWS & JURISDICTION	16
32	EXECUTION	16

Schedule 1	The Products	17
Schedule 2	Trade Marks	18
Schedule 3	Minimum Quantity	19
Schedule 4	Market Pricing & Distributor Margins	20

THIS AGREEMENT is dated  June 14,  2017. This Agreement fully amends and restates that earlier Sole Distribution Agreement between Woodway USA, Inc. and Sporting Edge USA dated February 14, 2017. The reason for the amendment and restatement is that the supplier decided to use another name and is now known as Altitude International, Inc.
PARTIES:
(1)
Altitude International Inc, incorporated and registered in the state of Wisconsin  with company number 82-1804213  whose registered office is at 515 E Las Olas Boulevard Suite 120, Ste 120, Fort Lauderdale, FL 33301 (Supplier).

(2)	Woodway USA, Inc incorporated and registered in the State of Wisconsin with company number …………. whose registered office is at W229 N591 Foster Ct. Waukesha , WI 53186 , USA (Distributor).
BACKGROUND
The Supplier produces simulated altitude systems and environmentally controlled rooms and chambers and has developed unequalled technology allied to proven training protocols.  The Supplier wishes to appoint the Distributor as the sole distributor for the promotion and sale of the Products within the Territory as defined below, and the Distributor wishes to promote and sell the Products within the Territory, on the terms of this agreement.
1.	DEFINITIONS AND INTERPRETATION
1.1	Unless the context requires otherwise, in this Agreement the following terms have the following meanings:
Agreement means the agreement and any schedules to it;
Business Day means a day that is not a Saturday, Sunday or public holiday in the USA;
Commencement Date means the date of signing of this agreement;
Disclosed Information means information disclosed by Supplier to Distributor including information on the Products, their designs or embodiments or any confidential information, trade secret or non secret know how.
Territory means all States forming the United States of America together with all provinces of Canada, for customers within the listed Market Sectors. The Territory may be expanded as agreed in writing between the Supplier and Distributor from time to time
Initial Term has the meaning set out in Clause 13.1;
Local Regulations has the meaning set out in Clause 9.2;
Market Sectors means customers and end users that fall within the categories of Professional Sports teams and players, Colleges and Universities, National and

Regional Sports bodies, National and Regional Sport Associations, the Government, the Military.
Minimum Quantity means the amount of the Products specified in Schedule 4 in respect of the first Period or another amount as may be agreed in writing between the parties in relation to each subsequent Period;
Products means the products of the type and specification manufactured and packed under the Trade Marks and listed in Schedule 1 together with any other products developed by the Supplier and which the Supplier may permit the Distributor, by express notice in writing, to distribute in the Territory;
Trade Marks: the trade mark registrations and applications identified in Schedule 3 together with any further trade marks which the Supplier may permit or procure permission for the Distributor by express notice in writing to use in the Territory in respect of the Products)
Period: an initial period of 18 months from the Commencement Date and each  period of 24 months thereafter during the term of this Agreement.
1.2	Clause, Schedule and paragraph headings are for convenience only and shall not affect the interpretation of this Agreement.
1.3
A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person’s legal and personal representatives, successors and permitted assigns.

1.4	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.
1.5	The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement includes the Schedules.
1.6	Words in the singular shall include the plural and vice versa.
1.7	A reference to one gender shall include a reference to the other genders.
1.8
A reference to a statute, statutory provision or any subordinate legislation made under a statute is to such statute, provision or subordinate legislation as amended or re-enacted from time to time whether before or after the date of this Agreement and, in the case of a statute, includes any subordinate legislation made under that statute whether before or after the date of this Agreement.

1.9	A reference to writing or written includes faxes and e-mail if receipted
1.10	Any obligation in this Agreement on a person not to do something includes an obligation not to agree or allow that thing to be done.

1.11	A reference to an agreement is a reference to that agreement as varied or novated (in each case, other than in breach of the provisions of this Agreement) at any time.
1.12	References to Clauses and Schedules are to the Clauses and Schedules of this Agreement; references to paragraphs are to paragraphs of the relevant Schedule.
1.13	Any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.
2.	APPOINTMENT
2.1	The Supplier hereby appoints the Distributor as the sole distributor to distribute the Products in the Territory on the terms of this Agreement
2.2
The Distributor shall purchase the Products, as specified in Schedule 1 only from the Supplier, and shall not distribute or manufacture in the Territory during the term of this Agreement any competing Simulated Altitude or Environmental Control Systems.

2.3
The Distributor shall refrain from exporting or distributing the Products or actively seeking customers for the Products outside the Territory, and shall not establish any branch or maintain any distribution depot outside the Territory for the sale of the Products unless otherwise agreed in writing by the Supplier.

2.4
The Distributor shall not represent itself as an agent of the Supplier for any purpose, nor pledge the Supplier’s credit nor give any condition or warranty or make any representation on the Supplier’s behalf or commit the Supplier to any contracts.  Further, the Distributor shall not without the Supplier’s prior written consent make any promises or guarantees with reference to the Products beyond those contained in the promotional or other supporting material supplied by the Supplier or otherwise incur any liability on behalf of the Supplier.

2.5	The Distributor acknowledges that this Agreement does not confer any rights on it with respect to distribution of Products in the rest of the world.

3.	DISTRIBUTOR’S UNDERTAKINGS
3.1	The Distributor undertakes and agrees with the Supplier at all times during the term of this Agreement:
(a)	To raise awareness and understanding of the Products in the Territory by way of seminars, briefings, demonstrations, presentations, advertising and other sales activities;
(b)
to promote the sale of the Products in the Territory including presentation of the products at exhibitions attended by the Distributor, active promotion of the products  and the production of sales and marketing material in an appropriate language, both web based and hard copy;

(c)	to train a sufficient number of suitably qualified personnel to ensure the proper fulfilment of the Distributor’s obligations under this Agreement;
(d)	to promptly inform the Supplier in writing of any inquiry or request for the supply of the Products from a customer located outside the Territory;
(e)	to share with the Supplier any other information relating to the performance of its obligations under this agreement that the Supplier may require from time to time,
(f)	to keep records showing clearly all enquiries, quotations, transactions and proceedings relating to the Products;
(g)
to arrange (in conjunction with the Supplier) for proficient installation and after-sale repair and maintenance service for its customers in respect of the Products during the term of this Agreement and for a period of twelve months after the termination of this Agreement, however terminated;

(h)
to inform the Supplier immediately of any changes in ownership or Control of the Distributor and of any change in its organisation or method of doing which business might affect the performance of the Distributor’s duties in this Agreement.

(i)	to establish a demonstration facility at their manufacturing HQ.

4.	SUPPLY OF PRODUCTS
4.1	The Distributor acknowledges that there is a minimum lead time of 6 weeks from the date of receipt of the order by the Supplier for production of the Products.
4.2	The Supplier undertakes to use all reasonable endeavours to meet all orders for the Products forwarded to the Supplier by the Distributor in accordance with the Supplier’s terms of delivery.
4.3	The Supplier reserves the right to modify or stop manufacturing any product at any time if it deems it is not beneficial. The Supplier shall give six months written notice.
5.	SUPPLIER’S UNDERTAKINGS
5.1	The Supplier undertakes:
(a)	to supply the products to the Distributor for resale in the Territory;
(b)	to promptly notify the Distributor in writing, by fax or by email of any inquires or requests for the supply of Products from customers in the Territory;.
(c)	to provide information and support as may reasonably be requested by the Distributor to enable it properly and efficiently to discharge its duties under this Agreement;
(d)	subject to availability; to supply spare parts requested by the Distributor which are required to enable the Distributor to fulfil its repair and service obligations under this Agreement.
(e)	to refrain from seeking direct sales of the products in the Territory and from entering into any agreement with another distributor to supply its Products in the Territory.
(f)	to provide all necessary training to the Distributor to enable the Distributor to comply with its obligations under this Agreement.
(g)	to provide a simulated altitude system for use in the Distributor’s demonstration facility.
(h)	to provide training protocols specific to the requirement of clients of the Distributor.
6.	PRICES AND PAYMENT

6.1	Unless agreed otherwise for specific projects, the prices to be paid by the Distributor to the Supplier for the Products are to be as set out in the Supplier’s Distributor price list (appended).
6.2	The Supplier may change pricing as it deems necessary and shall give the Distributor 90 days’ notice of any increase in the prices for the Products.
6.3
Any and all expenses, costs and charges incurred by the Distributor in the performance of its obligations under this Agreement shall be paid by the Distributor unless the Supplier has expressly agreed beforehand in writing to pay such expenses, costs and charges.

6.4	The Distributor shall pay the purchase price for Products on the following terms:
(a)	40% of purchase price at the time of order (the delivery period commences with the receipt of the deposit amount).
(b)	30% of purchase price within 30 days of the time of dispatch of the Products from the Suppliers works.
(c)	30% of purchase price at the time of commissioning and handover of the product (within a maximum of 30 days of the date of commissioning or 60 days from the date of shipment, whichever is earlier).
6.5	The Distributor shall pay the Supplier in US dollars, or any other currency as agreed by the parties from time to time.
6.6	The Distributor shall not be entitled by reason of any set-off, counter-claim, abatement, or other similar deduction, to withhold payment of any amount due to the Supplier.
6.7
Interest may be chargeable on any amounts overdue by more than 14 days at the rate of 1% per month (or part thereof) to run from the due date for payment until receipt by the Supplier of the full amount whether or not after judgment and without prejudice to any other right or remedy of the Supplier.

7.	VAT, GST AND TAXES
7.1
All sums set out in this Agreement or otherwise payable by a party to the other party pursuant to this Agreement shall be deemed to be exclusive of any VAT, GST or other tax or tariff which is chargeable on the supply or supplies.

7.2
Where any party is required by the terms of this Agreement to reimburse or indemnify any other party for any cost or expense, such first party shall reimburse or indemnify such other party for the full amount of such cost or expense, including such part thereof as represents VAT or GST, save to the extent that such other party is entitled to credit or repayment in respect of such VAT or GST from any relevant tax authority.

7.3
All taxes, charges, levies, assessments and other fees of any kind imposed in respect of the purchase or importation of the Products shall be the responsibility of and for the account of the Distributor.

8.	ADVERTISING AND PROMOTION
8.1	The Distributor shall:
(a)	be responsible for the promotion of the Products in the Territory provided that the generation by the Distributor of any promotional literature shall be subject to the approval of the Supplier;
(b)	observe all reasonable directions and instructions given to it by the Supplier in relation to the promotion of the Products;
(c)	not make any written statement or representations as to the quality, performance or manufacture of the Products without the prior written approval of the Supplier.
(d)	provide translation of technical and marketing documents (where required).
8.2	The Supplier shall, where mutually agreed, support the Distributor by supplying personnel at fairs and exhibitions in the Territory and at key presentations.
9.	COMPLIANCE WITH LAWS AND REGULATIONS
9.1
The Supplier warrants to the Distributor that the Products comply with the laws and regulations of the country in which they are manufactured as regards the manufacture, sale, packaging and labelling of Products.

10.	MARKET PRICING AND DISTRIBUTOR MARGINS
The Distributor shall undertake to achieve at least the minimum recommended market price (as recommended by the Supplier) wherever possible.  This price shall be reviewed every 6 months or as agreed by mutual consent.   Whilst it is an objective that is designed to create some measure of uniformity across markets and on an International basis, it is recognised that strategic sales or sales of special significance may well merit special pricing.   Strategically significant sales opportunities should be discussed between Supplier and Distributor and where necessary a joint pricing approach agreed.
Initial market pricing and Distributor GMs are shown in Schedule 4.

11.	OVER-RIDE COMMISSION
The Supplier will not seek direct sales within the Territory and will refer enquiries arising in the Territory to the Distributor.  However, there may be exceptional occasions when an order is generated via (for instance) a Consultant or Sport Science Professional working with the Supplier and as a result that customer may choose to place their order directly on the Supplier.   Should this occur then the Supplier will pay to the Distributor an over-ride commission amounting to 5% of the value of the order.
12.	TRADE MARKS
12.1
The Supplier hereby grants to the Distributor the right in the Territory to use the Trade Marks in the promotion, advertisement and sale of the Products in accordance with the terms of and for the duration of this Agreement.  The Supplier will pay the cost of registration and retention of the Trade Marks.

12.2
The Distributor shall ensure that the Products are sold under the Trade Marks and that on all Products, containers and advertisements for the Products the symbol ® or  ™   shall be used in conjunction with the registered Trade Marks.

12.3	Any variations of the Trade Marks which the Distributor intends to use shall first be submitted to the Supplier for approval.
12.4
The Distributor shall not, without the prior written consent of the Supplier, alter or make any addition to the labelling or packaging of the Products displaying the Trade Marks, and shall not alter, deface or remove in any manner any reference to the Trade Marks, any reference to the Supplier or any other name attached or affixed to the Products or their packaging or labelling.

12.5	The Distributor shall not sub-license, transfer or otherwise deal in any way with the rights of use of the Trade Marks granted under this Agreement.
12.6	The Distributor shall not do or omit to do anything in its use of the Trade Marks that may or would adversely affect their validity.

12.7	With respect to trade mark infringement:
(a)	each party shall promptly give notice in writing to the other in the event that it becomes aware of:
(i)	any infringement or suspected infringement within any Territory of the Trade Marks or any other intellectual property rights in or relating to the Products; or
(ii)	any claim that any Product or the manufacture, use, sale or other disposal of any Product within any Territory, whether or not under the Trade Marks, infringes the rights of any third party;
(b)	in the case of any matter falling within Clause 12.7(a)(i):
(i)	the Supplier shall, in its absolute discretion, determine what action if any shall be taken in respect of the matter;
(ii)	the Supplier shall have sole control over and shall conduct any action as it shall deem necessary in pursuance of Clause 12.7(b)(i); and
(iii)	the Supplier shall pay all costs in connection with that action and shall be entitled to all damages and other sums which may be paid or awarded as a result of any such action.
12.8	In the case of any matter falling within Clause 12.7(a)(ii):
(a)
the Supplier and the Distributor shall consult to decide what steps shall be taken to prevent or terminate the infringement and the proportions in which they shall share the cost of those steps and any damages and other sums which may be awarded in their favour or against them; and

(b)
failing agreement between the parties, either party shall be entitled to take all action as it shall consider to be necessary or appropriate at its own expense to defend such a claim and shall be entitled and subject to all damages and other sums which may be recovered or awarded against it as a result of any such action.

12.9
Each party shall, at the request and expense of the other, provide all reasonable assistance to the other (including but not limited to the use of its name in or being joined as a party to proceedings) in connection with any action to be taken by the other party pursuant to this Clause 11.

13.	WARRANTY
The Supplier offers a 24 month or 5,000 hour (operating hours) warranty on all equipment supplied, subject to installation and servicing being carried out by approved personnel.
14.	PAYMENT
The default payment profile between Distributor and Supplier is as shown.  It is suggested that the Distributor adopts a similar profile for receiving payment from customers.   The requirement for a deposit payment is particularly important when any bespoke items are incorporated as these often require deposits to be made by the Supplier to specialist sub contractors.
•	Deposit with order: 40%
•	Equipment despatched: 40% (within 30 days)
•	Commissioning and hand over: 20% (within 30 days)
Note:  Where delivery and hand over are anticipated to be within two weeks of the equipment being delivered to site, then a single 60% payment at commissioning/handover is acceptable.
15.	PRODUCT LIABILITY AND INSURANCE
15.1
Subject to fulfilment by the Distributor of all the conditions contained in this Clause 13, and the limitations of section 15, the Supplier shall indemnify the Distributor against any liability incurred by the Distributor in respect of damage to property, death or personal injury arising from any fault or defect in the materials or workmanship of the Products and any reasonable costs, claims, demands and expenses arising out of or in connection with that liability (the “Relevant Claim”), except to the extent that the liability arises as a result of the omission or negligence of the Distributor.

15.2	The Distributor shall, immediately it becomes aware of a matter which may result in a Relevant Claim:
(a)	give written notice to the Supplier of the details of the matter;
(b)	afford access to the Supplier and permit copies to be taken of any materials, records or documents as the Supplier may require to take action under Clause 12.2(c);
(c)
allow the Supplier the exclusive conduct of any proceedings and take whatever action as the Supplier shall direct to defend or resist the matter, including the use of professional advisers nominated by the Supplier; and

(d)	not admit liability or settle the matter without the written consent of the Supplier.

15.3
The Supplier shall for the duration of this Agreement maintain with a reputable insurance company, professional indemnity insurance, product liability insurance and public liability insurance to cover such heads of liability as may arise under or in connection with this Agreement, which as a minimum shall be not less than $5 million for any one occurrence and not less than $5 million in the aggregate in any one year and shall provide a copy of the insurance policy to the Distributor on written request.

15.4	The Distributor undertakes to maintain appropriate up-to-date and accurate records of the location of Products in the event that recall or remedial action be required.
The Distributor shall, at the Supplier’s cost, give such assistance as the Supplier shall require for the purpose of recalling or re-working as a matter of urgency any Products.
16.	DURATION AND TERMINATION
16.1
This Agreement comes into effect on the Commencement Date and, subject to termination earlier in accordance with this Agreement, shall continue in force for an initial term of 18 months (“Initial Term”) and thereafter the parties shall discuss in good faith whether to enter into a new agreement for a further term of 24 months and the terms of any such renewal.

16.2	Without prejudice to any other rights to which it may be entitled, either party may give notice in writing to the other terminating this Agreement with immediate effect if:
(a)	the other party commits any material breach of this Agreement and (if such a breach is remediable) fails to remedy that breach within 30 days of that party being notified in writing of the breach; or
(b)
the other party ceases to do business, becomes unable to pay its debts when they fall due, becomes or is deemed insolvent, or enters into liquidation (compulsorily or voluntarily), or if an order is made or a resolution is passed for the winding up of the other party, or an order is made for the appointment of an administrator to manage the affairs, business and/or property of the other party, or such an administrator is appointed, or documents are filed with the Court for the appointment of an administrator, or notice of intention to appoint an administrator is given by the other party or its directors or by a qualifying charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986), or a receiver is appointed of any of the other party’s assets or undertaking, or circumstances arise which entitle the Court or a creditor to appoint a receiver or manager or which entitle the Court to make a winding-up order, or the other party takes or suffers any similar or analogous action in consequence of debt, or an arrangement or composition is made by the other party with its creditors or an application to a court for protection from its creditors is made by the other party, or if the other party takes or suffers any equivalent action under the laws of any jurisdiction to which it is subject.
16.3
Without prejudice to any other rights to which it may be entitled, the Supplier may give notice in writing to the Distributor terminating this Agreement with immediate effect if the Distributor purports to assign its rights or obligations under this Agreement.

16.4	For the avoidance of doubt, a breach of any of Clauses 2.2, 2.4, 2.5, 6, 8, 11, 16 and 21 is a material breach for the purposes of this Clause.
17.	EFFECTS OF TERMINATION
17.1	Termination of this Agreement however caused shall be without prejudice to any rights or liabilities accrued at the date of termination.
17.2	Subject to Clause 13.3 all other rights and licences of the Distributor under this Agreement shall terminate on the termination date.
17.3	The Supplier shall honour all orders placed by the Distributor prior to the termination date, whether or not such orders have been accepted by the Supplier.
18.	LIABILITY
Limits on Liability; To the greatest extent permitted by applicable law, even if such damages could have been foreseen or if a party has been appraised of the possibility of such damages, and regardless of whether such damages are arising in contract, tort, negligence or otherwise, in no event will either party be liable for  (a) damages for loss of profit, goodwill, or other special, incidental or consequential damages suffered by the other party or its customers or, (b) any amount of damages in excess of £5,000,000.  Furthermore, notwithstanding the foregoing or anything in this agreement to the contrary, the Supplier will have no liability, under any theory whatsoever, whether by contract, warranty (express or implied), tort, Strict liability or otherwise, with respect to any modifications made to the Products by Distributor, its customers or any third party other than the supplier. The Distributor acknowledges that the fees and limitations of liability set forth in this Agreement reflect the allocation of risk negotiated and agreed to by the parties and that the Supplier would not enter into this Agreement without these limitations on its liability.  Distributor agrees that these limitations shall apply notwithstanding any failure of essential purpose of any limited remedy.

19.	CONFIDENTIALITY AND OWNERSHIP OF INFORMATION AND TECHNOLOGY
19.1
Each party agrees and undertakes that during the term of this Agreement and thereafter it shall keep confidential and shall not use for its own purposes, nor without the prior written consent of the other party disclose to any third party, all information of a confidential nature (including, without limitation, information relating to a party’s products, operations, processes, plans or intentions, product information, know-how, design rights, trade secrets, market opportunities, business affairs, costs and information of commercial value) which may become known to that party from the other party (“Confidential Information”), unless the information is public knowledge or already known to that party at the time of disclosure or subsequently becomes public knowledge other than by breach of this Agreement or subsequently comes lawfully into the possession of that party from a third party who is not bound by any obligation to keep that information confidential.

19.2
To the extent necessary to implement the provisions of this Agreement, each party may disclose Confidential Information to those of its employees as may be reasonably necessary or desirable, provided that before any such disclosure each party shall make those employees aware of its obligations of confidentiality under this Agreement and shall at all times procure compliance by those employees with them.

19.3
Supplier shall retain all right, title and interest to Disclosed Information and to all improvements and modifications made thereto, whether made by Supplier or Distributor.  To ensure that ownership of Disclosed Information remains with Supplier Distributor hereby assigns all right, title and interest in all information conceived of and/or reduced to practice that in any way relates to Disclosed Information.

20.	DEVELOPED WORK AND WEB SITES
20.1
Development.  Where required, Distributor will be responsible for translations of contracts, warranties, terms of service, marketing materials, web sites and other documentation, materials or information provided by the Supplier. Distributor further agrees to promptly disclose and jointly assign to the Supplier all rights, title and interest in all works of authorship, inventions and other proprietary data including copyrights, patents, trade secrets and similar rights attendant thereto, conceived, authored, developed or reduced to practice by Distributor, its employees, either solely or working jointly with others, during and in connection with this Agreement.

20.2	Web site – During the term of this agreement the Distributor shall maintain current on its website information on the Products.

21.	FORCE MAJEURE
21.1
The obligations of each party under this Agreement shall be suspended during the period and to the extent that that party is prevented or hindered from complying with them by any cause beyond its reasonable control including (insofar as beyond such control but without prejudice to the generality of the foregoing expression) strikes, lock-outs, labour disputes, act of God, war, riot, civil commotion, malicious damage, compliance with any law or governmental order, rule, regulation or direction, accident, breakdown of plant or machinery, fire, flood, storm, or difficulty or increased expense in obtaining workmen, materials, goods or raw materials in connection with the performance of this Agreement.

21.2
In the event of either party being so hindered or prevented, the party concerned shall give notice of suspension as soon as reasonably possible to the other party stating the date and extent of the suspension and its cause, and the omission to give such notice shall forfeit the rights of that party to claim suspension.  Any party whose obligations have been suspended as aforesaid shall resume the performance of those obligations as soon as reasonably possible after the removal of the cause and shall so notify the other party.  In the event that the cause continues for more than 6 months either party may terminate this Agreement on 30 days’ notice.

22.	ENTIRE AGREEMENT
This Agreement and any document referred to in this Agreement constitutes the entire understanding between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements, negotiations and discussions between the parties relating to it.
23.	AMENDMENTS
Save as expressly provided in this Agreement, no amendment or variation of this Agreement shall be effective unless in writing and signed by a duly authorised representative of each of the parties to it.

24.	ASSIGNMENT
The Distributor shall not assign, transfer, charge or deal in any other manner with this Agreement or its rights under it or part of it, or purport to do any of the same, nor sub-contract any or all of its obligations under this Agreement, without the Supplier’s prior written consent.
25.	FREEDOM TO CONTRACT
The parties declare that they each have the right, power and authority, and have taken all action necessary, to execute and deliver and to exercise their rights and perform their obligations under this Agreement.
The failure of a party to exercise or enforce any right under this Agreement shall not be deemed to be a waiver of that right, nor operate to bar the exercise or enforcement of it at any time or times thereafter, unless such waiver is in writing and signed by the party making it.
26.	SEVERABILITY
If any provision of this Agreement is, for any reason, held invalid or illegal in any respect, such invalidity or illegality will not affect the validity of this Agreement itself and there will be substituted for the affected provision, a valid and enforceable provision which most closely approximates the intent and economic effect of the invalid provision.  If such provision cannot be amended so as to be valid and enforceable, then such provision is severable from this Agreement, and the remaining provisions of this Agreement remain valid and enforceable.
27.	NOTICES
Any notice required to be given pursuant to this Agreement shall be in writing and given by delivering the notice by hand at, or by sending the same by surface or airmail with signature on receipt, or by receipted email, to the address of the relevant party as set out in this Agreement or such other address as either party notifies to the other in writing from time to time.  Any notice given according to the above procedure shall be deemed to have been given at the time of delivery (if delivered by hand) and within 5 business days.
28.	THIRD PARTY RIGHTS
28.1	A person who is not a party to this Agreement shall not have any rights under or in connection with it by virtue of the Contracts (Rights of Third Parties) Act 1999.

28.2	The rights of the parties to terminate or, rescind or agree any variation, waiver or settlement under this Agreement is not subject to the consent of any person that is not a party to this Agreement.
29.	NO PARTNERSHIP OR AGENCY
Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership or joint venture between any of the parties, constitute any party the agent of the other party, nor authorise any party to make or enter into any commitments for or on behalf of the other party.
30.	COUNTERPARTS
This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original of this Agreement, but all the counterparts shall together constitute the same Agreement.  No counterpart shall be effective until each party has executed at least one counterpart.
31.	GOVERNING LAW AND JURISDICTION
31.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter shall be governed by and construed in accordance with the law of …………..
31.2	The parties irrevocably agree that the courts of ……………… shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter.
31.3
The Distributor irrevocably appoints Doug Beyerlein of Woodway Headquarters as its agent to receive on its behalf service of any proceedings arising out of or in connection with this Agreement.  Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by the Distributor) and shall be valid until such time as the Supplier has received prior written notice from the Distributor that such agent has ceased to act as agent.

32.	EXECUTION
The parties have indicated their acceptance of the terms of this Agreement by signing the execution page following the Schedules.

SCHEDULE 1
THE PRODUCTS
The full range of equipment manufactured by Sporting Edge that is used for the creation of simulated altitude environments and/or partially or fully climatically controlled rooms and chambers.
The systems are powered by air compressors which form an integral part of the system.  The range of sizes offered span from 2.2kw to 132kW.

 SCHEDULE 2
THE TRADE MARKS
There are 4 marks registered.

(This little fellow is known as ‘BIFF’)

PERFORMANCE PLENUM This is registered as text with no particular style, but with a context.  It refers to an equipment configuration developed by Sporting Edge to provide superior uniformity in Environmental chambers.  It is also the subject of a European Patent Application, which if successful, will be extended to the USA.

SCHEDULE 3
MINIMUM QUANTITY

To be discussed between the Supplier and the Distributor with a view to setting targets to allow effective resource planning.

SCHEDULE 4
MARKET PRICING AND DISTRIBUTOR MARGINS

Product families

There are a number of configurations of the Products to create Simulated Altitude Environments of varying complexity.

1.	BASIC. (Control of simulated altitude with no integrated control of temperature or humidity).
As an example:  The customer has an existing room (or can add two walls in the corner of an existing large room to create a contained volume) so the requirement is simply for the altitude equipment.  Climate control uses standard type AC units which can be supplied by us or the customer or may well already be in place.

2.
EXTENDED AMBIENT.  As above, but the customer wants an extended range of temperature and humidity control alongside the altitude – a typically temperature range being 45 to 90°F.  The addition of heat and/or humidity to the reduced oxygen level allows extra training stresses to be applied and better results obtained.  This can be achieved using virtually standard building materials for the room itself, but the cooling/heating system and humidity control system are bespoke and integrated with the altitude control system.

3.
FULL ENVIRONMENTAL.  This creates extremes of temperature and humidity as well as altitude and requires a complete integrated solution in which the room shell – using ‘cold store’ type sandwich panels, heated door frames, heated floors and windows – is very much a part of the overall design and supply package.  Favoured by Universities for scientific research but may well also be of interest to Sports teams who compete in significantly different climate zones to the ones they are resident in.  Having such a facility allows them to pre-condition for the exact environment in which they are about to compete.

Distributor Margins
Based on the Market Price being realised on a sale, the Distributor Margin (GM, expressed as a percentage of the Market Price) will be based on:-
•	25% GM on the first $50,000
•	20% GM on the value between $50,001 and $100,000
•	15% GM on the value between £100,001 and $200,000
•	10% GM for the value above $200,001

Simulated Altitude Systems – Market Prices
BASIC:   Standard configuration:  Single room, no room construction or climate control equipment.

SYSTEM	MAX VOL, ft^3	MAX PEOPLE	PRICE
LTR-2	700	2	$25,000
LTR-2 + LT-Slave	1,400	3	$42,000
S1	2,200	4	$52,000
S2	3,350	5	$60,000
S3	4,600	7	$78,000
S4	6,400	10	$86,000
S5	9,200	15	$105,000
S6	18,000	25	$131,000
S7	27,000	35	$155,000
S8	36,000	50	$195,000
S9	50,000	60	$220,000
S10	60,000	60+	$245,000

EXTENDED AMBIENT & FULL ENVIRONMENTAL:   Bespoke pricing is required to reflect client requirements and any construction activity required.

Examples of Sales Values and Distributor Margins

End User (Market) Price	Retained by Distributor	GM%

$25,000	£ ,250	25%

$75,000	$17,500	23%

$125,000	$26,250	21%

This Agreement has been entered into on the date stated at the beginning of it.

Signed by David Vincent for and on behalf Altitude International Inc	/s/ David Vincent Director
Signed for and on behalf of Woodway USA Inc	/s/ Doug Beyerlein